Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 29, 2015		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Reports Increased Sales and Profits for Second Quarter

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its second quarter results for the quarter ended December 31, 2014.

"Given the recent challenges, we are encouraged by the increase in sales for the quarter and the fact that the Company reported a profit for both the quarter and the first six months. Sales in certain export markets, especially Scandinavia, increased in the quarter," Michael J. Koss, President and CEO, told employees here today. "Sales in Ukraine, Czech Republic and Japan continued to struggle compared to last year." U.S. sales in the quarter ended December 31, 2014 increased by approximately 2.7% when compared to the same three month period last year. For the first six months of this fiscal year, U.S. sales were down by approximately 2.4% compared to the same period a year ago, primarily due to a large promotional load-in transaction in 2013 that was not repeated in 2014, which was partially offset by solid increases in sales in 2014 to certain distributors, retailers, and original equipment manufacturers.

Sales for the second quarter were $7,040,150 compared to $6,524,215 for the same three month period one year ago, a 7.9% increase. The three month net income was $165,586, compared to a net loss of $3,452,841 for the second quarter last year. In the same quarter last year, the Company recorded an impairment charge of $4,535,747 relating to its STRIVA product line, which included capitalized software, inventory, and related items. Diluted income per common share for the quarter was $0.02 compared with diluted loss per common share of $0.47 for the same three month period one year ago.

Sales for the six months ended December 31, 2014 decreased by 6.3% to $12,509,636 compared with $13,348,554 for the same six month period a year ago. Six month net income was $70,588 compared to a net loss of $3,373,439 for the same six months last year. Diluted income per common share was $0.01 compared with diluted loss per common share of $0.46 for the same six month period a year ago.

"We are beginning to experience a turnaround in some markets with encouraging strength in the U.S. market. Last year's promotional load-in transaction with a domestic customer resulted in net sales for the three and six months ended December 31, 2013 of approximately $990,000 and $1,380,000, respectively. Those net sales had to be covered by other customers in the current quarter," Koss said. "Our cost reduction efforts have allowed us to be profitable at the current sales level and to conserve cash. Various cost reduction projects helped to reduce selling, general and administrative expenses by approximately $1.7 million from last year's levels in the first six months of the year." Koss also noted that Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from operations, which excludes unauthorized transaction related costs and recoveries as well as stock based compensation expense and impairment charges, was $663,612 for the current quarter, compared to a loss of $379,651 for the same quarter last year. For the six months ended

Exhibit 99.1

December 31, 2014, EBITDA was $891,576 compared to a loss of $205,599 for the same six month period one year ago.*

The Company determined that based on the financial results, the Company would not declare a dividend for the quarter ending December 31, 2014. The Company will determine whether to declare and the amount of any future dividends on a quarter-by-quarter basis.

* This is a non-GAAP financial measure for which reconciliation is provided along with the financial statements accompanying this release.
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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2014	2013	2014	2013
Net sales	$7,040,150	$6,524,215	$12,509,636	$13,348,554
Cost of goods sold	4,629,843	4,426,388	8,256,612	8,939,082
Impairment of capitalized software, inventory and related items	—	4,535,747	—	4,535,747
Gross profit (loss)	2,410,307	(2,437,920)	4,253,024	(126,275)

Operating expenses:
Selling, general and administrative expenses	2,069,746	2,861,659	4,008,739	5,746,140
Unauthorized transaction related costs and (recoveries), net	25,000	112,171	77,492	(596,545)
Total operating expenses	2,094,746	2,973,830	4,086,231	5,149,595

Income (loss) from operations	315,561	(5,411,750)	166,793	(5,275,870)

Other expense:
Interest expense	(8,480)	(8,193)	(12,813)	(15,799)

Income (loss) before income tax provision (benefit)	307,081	(5,419,943)	153,980	(5,291,669)

Income tax provision (benefit)	141,495	(1,967,102)	83,392	(1,918,230)

Net income (loss)	$165,586	$(3,452,841)	$70,588	$(3,373,439)

Income (loss) per common share:
Basic	$0.02	$(0.47)	$0.01	$(0.46)
Diluted	$0.02	$(0.47)	$0.01	$(0.46)

Dividends declared per common share	$—	$0.06	$—	$0.12

Exhibit 99.1

KOSS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA FROM OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2014	2013	2014	2013
Net income (loss)	$165,586	$(3,452,841)	$70,588	$(3,373,439)
Interest expense	8,480	8,193	12,813	15,799
Income tax provision (benefit)	141,495	(1,967,102)	83,392	(1,918,230)
Unauthorized transaction related costs and (recoveries), net	25,000	112,171	77,492	(596,545)
Depreciation of equipment and leasehold improvements	167,147	212,359	328,800	422,178
Amortization of product software development expenditures	—	—	—	364,539
Impairment of capitalized software, inventory and related items	—	4,535,747	—	4,535,747
Stock-based compensation expense	155,904	171,822	318,491	344,352
EBITDA from operations	$663,612	$(379,651)	$891,576	$(205,599)

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